EXHIBIT 99.1

United Fire Group, Inc. to Present at the KBW 2012 Insurance Conference
CEDAR RAPIDS, IOWA-August 31, 2012- United Fire Group, Inc. (NASDAQ: UFCS) today announced that the Company will participate in the Keefe, Bruyette & Woods 2012 Insurance Conference. Randy A. Ramlo, president and chief executive officer, Michael T. Wilkins, executive vice president, and Dianne M. Lyons, vice president and chief financial officer, will present at the conference on September 6 from 11:05 to 11:50 a.m. ET.
A live webcast of the presentation will be available on the Investor Relations page of the Company's website at www.unitedfiregroup.com. Slides used during the presentation will be available the morning of September 6, 2012, on the Presentations page of the website. Those who would like to listen to the presentation should go to the Investor Relations website 15 minutes prior to the start of the presentation to register, download, and install any necessary audio software.
A replay of the webcast will be available on the Company's Investor Relations website for 90 days, starting the day following the conclusion of the meeting.
About United Fire Group, Inc.
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $375.8 million for the six-month period ended June 30, 2012, and our market capitalization was $542.5 million at June 30, 2012.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by more than 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
The United Fire Group, Inc. Logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=11691

CONTACT:	Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700